Issuer Free Writing Prospectus

Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

2y Principal-Protected FX Basket Linked Notes Due 2010

Final Term Sheet

April 21, 2008

Issuer:	Citigroup Funding Inc.

Rating of Issuer’s Obligations:	The Issuer’s senior debt is rated Aa3 / P-1, LT Outlook Stable (Moody’s), AA- / A-1+, Outlook Negative (S&P) and AA / F1+, Outlook Negative (Fitch), based on the guarantee by Citigroup Inc. The Rating is subject to any change during the term of the Notes.

Offering:	2y Principal-Protected FX Basket Linked Notes Due 2010

Sole Underwriter:	Citigroup Global Markets Inc.

Basket Currencies:	Russian Ruble (RUB), Turkish Lira (TRY), Indonesia Rupiah (IDR), European Union Euro (EUR)

Principal Amount:	US $3,800,000

Pricing Date:	April 21, 2008

Issue Date:	April 24, 2008

Maturity Date:	April 24, 2010

Issue Price:	100% of the principal amount

Payment at Maturity:	100% of Principal Amount + Return Amount

Principal:	100%

Return Amount:	[2% + Max(0%, Basket Return) x 120%] x Principal Amount For each USDCCY(i)

i	USDCCY(i)	w(i)	Description
1	USDRUB	1/3	Number of Russian Ruble per unit of US Dollar, as displayed on Reuters Page EMTA for a relevant date

2	USDTRY	1/3	Number of Turkish Lira per unit of US Dollar, as calculated by dividing the TRY rate by the USD rate both as quoted on Reuters Page ECB3 for a relevant date

3	USDIDR	1/3	Number of Indonesia Rupiah per unit of US Dollar, as displayed on Reuters Page ABSIRFIX01 for a relevant date

4	USDEUR	-1/2	Number of European Union Euro per unit of US Dollar, as calculated by dividing 1 by the USD rate quoted on Reuters Page ECB3 for a relevant date

USDCCYS = Spot exchange rate on the Trade Date: USDRUB = 23.4132

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

2y Principal-Protected FX Basket Linked Notes Due 2010

Final Term Sheet

April 21, 2008

USDTRY = 1.3132 (=2.0878/1.5898)

USDIDR = 9193

USDEUR = 0.6290 (=1/1.5898)

USDCCYf = Spot exchange rate on the Valuation Date as described as above.

Valuation Date:	Five business days prior to Maturity Date

Early Redemption:	None

Business Day:	New York Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products, Inc.

Fees and Conflicts:	Citibank, N.A. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of other instruments, such as options, swaps or futures, based upon by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citibank’s role as the Calculation Agent for the Notes may result in a conflict of interest.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$1,000.00.

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0FR5

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.